UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 31, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2009, among Republic Airways Holdings Inc. (the “Company”), RJET Acquisition, Inc. and Midwest Air Group, Inc. (“MAG”), as amended (the “Merger Agreement”), RJET Acquisition, Inc. merged with and into MAG (the “Merger”) with MAG continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company.  Pursuant to the Merger Agreement, at the effective time of the Merger, the shares of MAG that were outstanding immediately prior to the effective time of the Merger were converted into the right to receive an aggregate amount in cash equal to $1.00.  In connection with the closing of the Merger, the Company also consummated the transactions contemplated by the Investment Agreement, dated June 23, 2009 (the “Investment Agreement”), among TPG Midwest US V, LLC, TPG Midwest International V, LLC) (together, the “TPG Entities”) and the Company.  Pursuant to the Investment Agreement, at the effective time of the Merger, the Company purchased from the TPG Entities their $31 million secured note from Midwest Airlines, Inc., a wholly-owned subsidiary of MAG, for approximately $6 million in cash and issued the TPG Entities a convertible note having a principal amount of $25 million and a five-year maturity and convertible by the TPG Entities in whole or in part, from time to time, prior to maturity into 2,500,000  shares of the Company’s common stock, subject to adjustment in certain circumstances.

The foregoing description of the terms set forth in the Merger Agreement and Investment Agreement are qualified in their entirety by reference to the text of the Merger Agreement and the Investment Agreement, respectively.  A copy of the Merger Agreement was attached as Exhibit 10.62(f) and a copy of the Investment Agreement was attached as Exhibit 10.62(g) to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2009.

A copy of the press release of the Company announcing the closing of the Merger is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

Upon consummation of the Merger and pursuant to the Investment Agreement, on July 31, 2009, the Board of Directors of the Company voted to increase its size from five to six members and appointed Richard P. Schifter, a managing partner at TPG, to the Board of Directors of the Company.  The Board of Directors did not appoint Mr. Schifter to serve on any of its committees.

As of the date of this report, neither Mr. Schifter nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Schifter will be compensated consistent with the compensation programs for non-employee directors of the Company.  Following his appointment to the Board, he was automatically granted an option to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s 2007 Equity Incentive Plan.

Item 9.01              Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date that this Current Report on From 8-K must be filed.

(b)           Pro Forma Financial Information.

The pro forma financial information required to by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date that this Current Report on From 8-K must be filed.

(d)           Exhibits.

99.1                      Press Release of Republic Airways Holdings Inc. dated July 31, 2009.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Robert H. Cooper
	Name:	Robert H. Cooper
	Title:	Executive Vice President and
Chief Financial Officer

Dated: August 5, 2009

EXHIBIT INDEX

Exhibit Number                                                    Description

99.1	Press Release of Republic Airways Holdings Inc. dated July 31, 2009.